Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S R E L E A S E
1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE FIRST QUARTER ENDED DECEMBER 31, 2014

HONOLULU, HAWAII, February 12, 2015 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported a net loss of $467,000 ($0.06 per share) for the three months ended December 31, 2014, as compared to a net loss of $989,000 ($0.12 per share) for the three months ended December 31, 2013.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Fiscal 2015 began with two positive transactions in October 2014, the Company’s 80%-owned joint venture sold one of its residential parcels for $1,250,000, the net proceeds of which will be utilized to reduce debt, and real estate sales at Kaupulehu generated $1,200,000 in percentage payments to the Company’s 77.8%-owned partnership.  This last transaction was the primary reason for the improvement in the Company’s results for the quarter ended December 31, 2014 as compared to the quarter ended December 31, 2013.  Operating results increased from the prior year period for both our land investment and contract drilling segments while lower oil and natural gas net production of 54% and 21%, respectively, and lower prices for all petroleum products partially offset these improved results.”

Barnwell ended the quarter with $14,188,000 in cash and cash equivalents and $9,708,000 in working capital.

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)
	Quarter ended December 31,
	2014	2013

Revenues	$6,032,000	$7,201,000

Net loss attributable to Barnwell Industries, Inc.	$(467,000)	$(989,000)

Net loss per share – basic and diluted	$(0.06)	$(0.12)

Weighted-average shares and equivalent shares outstanding:

Basic and diluted	8,277,160	8,277,160